Exhibit 77Q (1)

                        SUB-INVESTMENT ADVISORY AGREEMENT
                             THE DREYFUS CORPORATION
                                 200 Park Avenue
                            New York, New York 10166


                                                                   July 21, 2005

Favez Sarofim & Co.
Two Houston Center Suite 2907
Houston, Texas 77010

Ladies and Gentlemen:

As you are aware, The Dreyfus/Laurel Funds Trust, a Massachusetts business trust (the "Trust"), desires to employ the capital of one of its series, Dreyfus Tax Managed Balanced Fund (the "Fund"), by investing and reinvesting the same in investments of the type and in accordance with the limitations specified in the Trust's charter documents and in the Fund's Prospectus and Statement of Additional Information as from time to time in effect, copies of which have been or will be submitted to you, and in such manner and to such extent as from time to time may be approved by the Trust's board. The Trust employs The Dreyfus Corporation (the "Adviser") to act as the Fund's investment adviser pursuant to a written agreement (the "Management Agreement"), a copy of which has been furnished to you. The Adviser desires to employ you to act as the Fund's sub-investment adviser with respect to the equity portion of the Fund's portfolio as described in the Fund's Prospectus and Statement of Additional Information as from time to time in effect (the "sub-advised assets"').

In connection with your serving as sub-investent adviser to the Fund, it is understood that from time to time you will employ or associate with yourself such person or persons as you may believe to be particularly fitted to assist you in the performance of this Agreement. Such person or persons may be officers and employees who are employed by both you and the Trust. The compensation of such person or persons shall be paid by you and no obligation may be incurred on the Trust's behalf in any such respect.

Subject to the supervision and approval of the Adviser and the Trust's Board, you will provide investment management of the sub-advised assets. Your advisory duties and responsibilities hereunder shall pertain only to the sub-advised assets. You will provide such investment management in accordance with the Fund's investment objective, policies and limitations as stated in the Fund's Prospectus and Statement of Additional Information and the Trust's charter documents as from time to time in effect. In connection therewith, you (i) will obtain and provide investment research and supervise the Fund's investments with respect to the sub-advised assets and (ii) will conduct a continuous program of investment, evaluation and, if appropriate, sale and reinvestment of such assets, including the placing of portfolio transactions for execution with brokers or dealers. You agree that, in placing any orders with selected brokers and dealers, you will attempt to obtain the best net result in terms of price and execution.

Consistent with this obligation and in accordance with applicable securities law, you, in your discretion, may purchase and sell portfolio securities from and to brokers and dealers who provide the Fund, the Adviser's other clients, or your other clients with research, analysis, advice and similar services. You may pay to brokers and dealers, in return for such research and analysis, a higher commission or spread than may be charged by other brokers and dealers, subject to your good faith determination that such commission or spread is reasonable in terms either of the particular transaction or of your overall responsibility to the Fund, the Trust and your other clients and that the total commissions or spreads paid by the Fund will be reasonable in relation to the benefits to the Fund over the long term. In no instance will portfolio securities be purchased from or sold to you, or any person affiliated with you, except in accordance with the applicable securities laws and the rules and regulations thereunder and any exemptive order then currently in effect. Proxies of companies whose shares are part of the sub-advised assets shall be voted as described in the Fund's Prospectus and Statement of Additional Information, and you shall not be required to assume any responsibility for the voting of such proxies without your prior consent.


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You will furnish to the Adviser or the Trust such statistical information, with respect to the investments which the Fund may hold or contemplate purchasing in connection with the sub-advised assets, as the Adviser or the Trust may reasonably request. The Trust and the Adviser wish to be informed of important developments materially affecting the sub-advised assets and shall expect you, on your own initiative, to furnish to the Trust or the Adviser from time to time such information as you may believe appropriate for this purpose.

You will maintain all required books and records with respect to the securities transactions of the Fund, and will furnish the Trust's Board and the Adviser with such periodic and special reports as the Trust's Board or the Adviser reasonably may request. You hereby agree that all records which you maintain for the Adviser are the property of the Trust or the Adviser, and agree to preserve for the periods prescribed by applicable law any records which you maintain for the Trust or the Adviser and which are required to be maintained, and further agree to surrender promptly to the Trust or the Adviser any records which you maintain for the Trust or the Adviser upon request by the Trust or the Adviser, provided that you will be provided reasonable opportunity to create and maintain copies of applicable records.

You shall exercise your best judgment in rendering the services to be provided hereunder, and the Adviser agrees as an inducement to your undertaking the same that you shall not be liable hereunder for any error of judgment or mistake of law or for any loss suffered by the Fund or the Adviser, provided that nothing herein shall be deemed to protect or purport to protect you against any liability to the Adviser, the Trust or the Fund or its security holders to which you would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder. The Trust is expressly made a third party beneficiary of this Agreement with rights as respect to the Fund to the same extent as if it had been a party hereto.

In consideration of services rendered pursuant to this Agreement, the Adviser will pay you on the first business day of each month, out of the management fee it receives pursuant to the Management Agreement and only to the extent thereof, a fee at the annual rate of 0.251 of 1% of the Fund's average daily net asset value of the sub-advised assets for the preceding month.

Net asset value shall be computed on such days and at such time or times as described in the Fund's then-current Prospectus and Statement of Additional Information. The fee for the period from the date of the commencement of the public sale of the Fund's shares to the end of the month during which such sale shall have been commenced shall be pro-rated according to the proportion which such period bears to the full monthly period, and upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable within 10 business days of the date of termination of this Agreement.

For the purpose of determining fees payable to you, the value of the Fund's net assets shall be computed in the manner specified in the Trust's charter documents for the computation of the value of the Fund's net assets.

You will bear all expenses in connection with the performance of your services under this Agreement. All other expenses to be incurred in the operation of the Fund (other than those borne by the Adviser) will be borne by the Fund, except to the extent specifically assumed by you. The expenses to be borne by the Fund include, without limitation, the following: taxes, interest, loan commitment fees, interest and distributions paid on securities sold short, brokerage fees and commissions, if any, fees of Board members who are not your officers, directors or employees or holders of 5% or more of your outstanding voting securities or those of the Adviser or any affiliates of you or the Adviser, Securities and Exchange Commission fees, state Blue Sky qualification fees, advisory fees, charges of custodians, transfer and dividend disbursing agents' fees, certain insurance premiums, industry assocation fees, outside auditing and legal expenses, costs of independent pricing services, costs of maintaining the Fund's existence, costs attributable to investor services (including, without limitation, telephone and personnel expenses), costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to exisilng stockholders, costs of stockholders' reports and meetings, and any extraordinary expenses.


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The Adviser understands that in entering into this Agreement you have relied upon the inducements made by the Trust to you under the Management Agreement. The Adviser also understands that you now act, and that from time to time hereafter you may act as investment adviser or sub-investment adviser to one or more investment companies and fiduciary or other managed accounts, and the Adviser has no objection to your so acting, provided that when the purchase or sale of securities of the same issuer is suitable for the investment objectives of two or more companies or accounts managed by you which have available funds for investment, the available securities will be allocated in a manner believed by you to be equitable to each such company or account. It is recognized that in some cases this procedure may adversely affect the price paid or received by the Fund or the size of the position obtainable for or disposed of by the Fund. It is also understood that you and the Adviser shall be prohibited from consulting with each other concerning transactions described in Rule l2d3-1(c) under the Investment Company Act of 1940, as amended, and that your responsibility regarding investment advice hereunder is limited to the Fund.

In addition, it is understood that the persons employed by you to assist in the performance of your duties hereunder will not devote their full time to such services and nothing contained herein shall be deemed to limit or restrict your right or the right of any of your affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

You shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust, the Fund or the Adviser in connection with the matters to which this Agreement relates, except for a loss resulting from willful misfeasance, bad faith or gross negligence on your part in the performance of your duties or from reckless disregard by you of your obligations and duties under this Agreement. Any person. even though also your officer, director, partner, employee or agent, who may be or become an officer, Board member, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust, to be rendering such services to or acting solely for the Trust and not as your officer, director, partner, employee or agent or one under your control or direction even though paid by you.

This Agreement shall continue until April 4, 2007, and thereafter shall continue automatically for successive annual periods ending on April 4th of each year, provided such continuance is specifically approved at least annually by (i) the Trust's Board or (ii) vote of a majority (as defined in the Investment Company Act of 1940) of the Fund's outstanding voting securities, provided that in either event the continuance also is approved by a majority of the Trust's Board members who are not "interested persons" (as defined in said Act) of the Trust or any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable without penalty (i) by the Adviser upon 60 days' notice to you, (ii) by the Trust's Board or by vote of holders of a majority of the Fund's shares upon 60 days' notice to you, or (iii) by you upon not less than 90 days' notice to the Trust and the Adviser. This Agreement also will terminate automatically in the event of its assignment (as defined in said Act). In addition, notwithstanding anything herein to the contrary, if the Management Agreement terminates for any reason this Agreement shall terminate effective upon the date the Management Agreement terminates.

No provision of this Agreement may be changed, waived or discharged unless signed in writing by the parties hereto.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts entered into and to be performed solely in the State of New York, without regard to the principles of conflict of laws, provided that nothing herein shall be construed in a manner inconsistent with the investment Company Act of 1940, as amended, or the Investment Advisers Act of 1940, as amended.

In the event that any one or more of the provisions contained in this Agreement is held invalid, illegal, or unenforceable in any respect for any reason, the validity, legality, and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way, impaired thereby.


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If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.


Very truly yours,


The Dreyfus Corporation


By:  /s/Stepen E. Canter
     ---------------------------------
     Stephen E. Canter
     Chair and Chief Executive officer


Accepted:


     FAYEZ S ROFIM & CO.
By:  /s/Raye G. White